Exhibit 99

TSX: GSC; NYSE Amex: GSS	NEWS RELEASE	WWW.GSR.COM

GOLDEN STAR REPORTS RECORD ANNUAL GOLD SALES AND FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR-END 2009

Denver, Colorado, February 24, 2010: Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) today announced its audited year-end results for 2009 and unaudited fourth quarter 2009 results. All currency in this news release is expressed in U.S. dollars. The Company will host a live webcast and conference call to discuss its quarterly results on Thursday, February 25, 2010 at 11:00 a.m. ET. To access the webcast and conference call, go to the home page of the Company’s website, www.gsr.com.

Tom Mair, President and CEO, said, “We had a very exciting year at Golden Star. We surpassed our 2009 guidance with record production of nearly 410,000 ounces of gold at cash operating costs of $564 per ounce. We recorded net income of $16.5 million for the year and cash flow from operations of $123.0 million before changes in working capital. Our free cash flow was over $55 million for the year. Our operations have been performing well for six quarters, our balance sheet is in good order, we added 450,000 ounces of gold to our reserves net of depletion, we are delivering the results our shareholders expect and we are committed to continuing this success.”

2009 RESULTS AND HIGHLIGHTS

•	Record annual gold sales of 409,902 ounces for 2009, surpassing guidance and representing a 39% increase over 2008 gold sales;

•	Cash operating costs of $564 per ounce, an improvement of 21% over 2008;

•	Gold revenues for the year of $400.7 million representing an increase of 56% over 2008;

•	Cash flow from operations before working capital changes of $123.0 million for 2009 or $0.518 per share versus $0.4 million or $0.002 per share for 2008.

•	Net cash provided by operating activities was $104.6 million for 2009 or $0.441 per share versus $30.0 million or $0.127 per share for 2008;

•	Year-end cash and cash equivalents balance of $154.1 million versus $33.6 million at the end of 2008; and,

•	Net income of $16.5 million for the year, or $0.070 per share.

Golden Star Resources Ltd.	News Release 10-06 Page 1 of 9

OVERVIEW

Golden Star achieved a record sales level of 409,902 ounces of gold for 2009, a 39% increase over gold sales for 2008. Cash operating costs were $564 per ounce for 2009 and $542 per ounce for the fourth quarter of 2009 representing a 21% cost reduction on an annual basis over 2008 cash operating costs and a 14% reduction over the fourth quarter of 2008 cash operating costs.

We had net income of $16.5 million or $0.070 per share, on revenues of $400.7 million for 2009 compared to net loss of $119.3 million or $0.506 per share on revenues of $257.4 million for 2008. Our cash flow from operations before changes in working capital was $123.0 million in 2009 compared to $0.4 million for 2008.

FINANCIAL SUMMARY

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS	For three months ended		For twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Bogoso/Prestea gold sold (oz)	46,679	40,192	186,054	170,499

Wassa gold sold (oz)	59,807	45,952	223,848	125,427

Total gold sold (oz)	106,486	86,144	409,902	295,926

Average realized price ($/oz)	1,103	808	978	870
Cash operating cost—combined ($/oz)	542	637	564	717
Gold revenues ($000’s)	117,422	69,642	400,739	257,355
Cash flow from operations before working capital changes ($000’s)	42,563	(6,801)	122,952	362
Cash flow from operations before working capital changes per share ($)	0.177	(0.029)	0.518	0.002
Net income/(loss) ($000’s)	19,627	(86,720)	16,519	(119,303)
Net income/(loss) per share - basic ($)	0.083	(0.368)	0.070	(0.506)

CASH AND CASH FLOW

Our cash and cash equivalents totaled $154.1 million at the end of 2009, compared to $33.6 million at the end of 2008. Net cash from operating activities totaled $104.6 million in 2009 compared to $30.0 million in 2008. The increase in cash position is a result of improved cash flow from operations and $71.0 million in net proceeds from our equity offering which was completed in December 2009.

We anticipate that all of our cash needs in 2010 will be met by cash on hand at year end, cash generated from current operations, the revolving line of credit and our equipment financing facilities already in place.

BOGOSO/PRESTEA

Bogoso/Prestea recorded gold sales of 186,054 ounces for 2009, a 9% increase over 2008 gold sales at Bogoso/Prestea. Fourth quarter gold sales were 46,679 ounces, representing a 16% increase over fourth quarter 2008 sales at Bogoso. Costs were also improved for both the year and the quarter with full year cash operating costs at Bogoso/Prestea of $705 per ounce, 15.8% improvement over the cash operating costs in 2008. Fourth quarter 2009 cash operating costs at Bogoso/Prestea were $693 per ounce, representing a 13.3% improvement over fourth quarter of 2008 cash operating costs. The primary driving factor for the increased gold sales was the increased gold recovery rates at the sulfide plant that averaged 70.7% in 2009 versus 66.5% in 2008.

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BOGOSO/PRESTEA OPERATING RESULTS	For three months ended		For twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Mining
Ore mined (000’s t)—Refractory	810	558	2,941	2,605
Ore mined (000’s t)—Non refractory	—	4	—	140
Total ore mined (000’s t)	810	562	2,941	2,745
Waste mined (000’s t)	3,732	4,154	14,929	19,465

Bogoso Sulfide Plant Results
Refractory ore processed (000’s t)	749	703	2,887	2,736
Refractory grade—(g/t)	2.77	2.78	2.78	2.82
Recovery—Refractory (%)	70.2	71.1	70.7	66.5

Bogoso Oxide Plant Results
Ore processed (000’s t)	—	—	—	360
Ore grade—(g/t)	—	—	—	2.38
Recovery (%)	—	—	—	66.0

Cash operating cost ($/oz)	693	799	705	837
Gold sold (oz)	46,679	40,192	186,054	170,499

WASSA

Gold sales at Wassa were 223,848 ounces during 2009, an increase of 78.5% over gold sales in 2008. Quarterly gold sales were 59,807 ounces for the fourth quarter of 2009, an increase of 30.2% over the fourth quarter of 2008. Cash operating costs were reduced at Wassa on both an annual and quarterly basis with costs reduced to $447 per ounce from $554 per ounce, or 19.3% on an annual basis, and to $424 per ounce from $496 per ounce, or 14.5% on a quarterly basis.

One of the most significant aspects of the year at Wassa was the increased grade of ore processed, a direct result of the high grade ore from Benso and Hwini-Butre. The grade increased to 2.76 g/t in 2009 from 1.33 g/t in 2008. Also of significance was the excellent metallurgical recovery rate at Wassa which increased to 95.3% in 2009 from 93.6% in 2008.

WASSA OPERATING RESULTS	For three months ended		For twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Ore mined (000’s t)	477	592	2,223	2,886
Waste mined (000’s t)	4,494	2,687	16,708	7,417
Ore processed (000’s t)	657	683	2,653	3,187
Grade processed (g/t)	2.74	2.19	2.76	1.33
Recovery (%)	95.0	94.7	95.3	93.6
Cash operating cost ($/oz)	424	496	447	554
Gold sold (oz)	59,807	45,952	223,848	125,427

DEVELOPMENT PROJECTS

The Prestea South oxide pits are awaiting the final environmental permits needed to commence development.

The Prestea Underground pre-feasibility study is being updated with revised operating parameters that are appropriate for development of the operation using existing infrastructure.

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EXPLORATION

A total of $9.0 million was spent on exploration during 2009. The focus of our exploration activities was resource delineation drilling at Wassa, Hwini-Butre and Benso. At Bogoso/Prestea, exploration efforts concentrated on evaluation of the VTEM geophysical results and generation of drill targets for 2010 and beyond. Exploration activities at Wassa centered on drill testing down-dip projections of the ore zones at the SAK pits as well as strike and dip extensions of the Wassa Main and HBB mineralized zones beyond the extents of the 2009 pit designs. These drill results were used for updating our geological block models and enabled us to deepen the SAK 1 pit during 2010, added Mineral Reserves and Mineral Resources at the Wassa Main pit and demonstrated strike and dip extensions of the Hwini-Butre and Benso deposits. Drill results received from the HBB drilling are subsequently being incorporated into the geological block models for reserve and resource updates in 2010.

The Sonfon project in Sierra Leone is a joint venture with African Aura Mining. During 2010 we plan to continue with geophysical surveys and drilling programs. Our cumulative project exploration expenditures on Sonfon reached $2 million during 2009, which earned Golden Star a 51% interest in the project.

In Côte d’Ivoire, the Amélékia and Abengourou projects were the subject of infill soil geochemical sampling programs which will continue into 2010. Gold soil anomalies identified from these programs will be drilled during the year.

In 2009, Golden Star entered into an agreement with Newmont Mining to sell its interest in the Saramacca joint venture in Suriname for approximately $8.0 million subject to governmental approvals and transfer of the concession.

In November 2009, Golden Star entered into an agreement to sell its interests in French Guiana including the Bon Espoir, Iracoubo Sud and Paul Isnard properties for approximately $2.1 million.

In Brazil, several joint venture opportunities were identified and new concession areas were staked. In 2010, Golden Star will continue to evaluate properties to add to its growing portfolio of prospective concessions and prioritize targets for exploration.

MINERAL RESERVES AND MINERAL RESOURCES

As previously announced, Mineral Reserves increased by 450,000 ounces or 14%, during 2009, net of depletion, to 48.3 million tonnes grading 2.40 grams per tonne (g/t) for contained gold of 3.73 million ounces at December 31, 2009. Successful exploration efforts, cost reduction and other engineering changes, and gold price increase were the drivers for this increase. Mining depletion totaled 470,000 ounces and therefore the total reserve addition was 920,000 ounces of gold or a 28% increase over the Mineral Reserves at December 31, 2008. Mineral Reserves at Bogoso/Prestea net of depletion increased 17% due primarily to changed engineering parameters and an increased gold price. Mineral Reserves at Wassa net of depletion increased 9% due primarily to successful exploration efforts and an increased gold price.

Measured and Indicated Mineral Resources decreased 10% over 2009 to 26.6 million tonnes of ore grading 2.52 g/t. Decreases in Measured and Indicated Mineral Resources were primarily due to conversion of these resources into Mineral Reserve categories.

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The 2009 Mineral Reserves were prepared under the supervision of Karl Smith, Vice President Technical Services for the Company. The 2008 Mineral Reserves were prepared under the supervision of Peter Bourke, P.Eng., the former Vice President Technical Services for the Company. Both Smith and Bourke are “Qualified Persons” as defined by Canada’s National Instrument 43-101. The Qualified Person for the estimation of the Mineral Resources is S. Mitchel Wasel, Golden Star Resources Vice President of Exploration. For additional information regarding our Mineral Reserves and Mineral Resources, please refer to our Form 10-K for 2009.

LOOKING AHEAD

Our objectives for 2010 include the following:

•	Finalize permitting of the Prestea South properties to provide oxide ore to the Bogoso oxide plant;

•	Continue reserve and resource definition drilling at Bogoso/Prestea, and Wassa/HBB; and,

•	Examine options at Prestea Underground.

Our 2010 guidance continues to be:

Guidance	Gold Production (oz)	Cash Operating Cost ($ per ounce)
Bogoso/Prestea	200,000	$650
Wassa	200,000	$520

Total	400,000	$585

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FINANCIAL STATEMENTS The following information is derived from the Company’s audited consolidated financial statements contained in our Form 10-K, which we filed with the SEC today and is available on our website.

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of US dollars except shares issued and outstanding)

	As of December 31, 2009	As of December 31, 2008 restated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$154,088	$33,558
Accounts receivable	7,021	4,306
Inventories	52,198	49,134
Deposits	4,774	3,875
Prepaids and other	1,415	1,100

Total Current Assets	219,496	91,973
RESTRICTED CASH	3,804	4,249
DEFERRED EXPLORATION AND DEVELOPMENT COSTS	12,949	13,713
PROPERTY, PLANT AND EQUIPMENT	231,855	271,528
INTANGIBLE ASSETS	9,480	—
MINING PROPERTIES	276,114	312,029
OTHER ASSETS	181	807

Total Assets	$753,879	$694,299

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$28,234	$43,355
Accrued liabilities	34,178	30,879
Fair value of derivatives	—	1,690
Asset retirement obligations	1,938	1,620
Current Tax Liability	616	—
Current debt	9,970	12,778

Total Current Liabilities	74,936	90,322
LONG TERM DEBT	114,595	112,649
ASSET RETIREMENT OBLIGATIONS	30,031	30,036
FUTURE TAX LIABILITY	13,997	33,125

Total Liabilities	233,559	266,132
MINORITY INTEREST	—	—
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding.	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 257,362,561 at December 31, 2009, 235,945,311 at December 31, 2008	690,423	615,463
CONTRIBUTED SURPLUS	15,759	15,197
EQUITY COMPONENT OF CONVERTIBLE DEBENTURES	34,542	34,542
ACCUMULATED OTHER COMPREHENSIVE INCOME	24	(88)
DEFICIT	(220,428)	(236,947)

Total Shareholders’ Equity	520,320	428,167

Total Liabilities and Shareholders’ Equity	$753,879	$694,299

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Stated in thousands of US dollars except share and per share data)

	For the years ended December 31,
	2009	2008 restated	2007 restated
REVENUE
Gold revenues	$400,739	$257,355	$175,614
Cost of sales	363,030	298,930	188,822

Mine operating margin/(loss)	37,709	(41,575)	(13,208)
OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	834	1,954	1,953
General and administrative expense	14,156	15,221	13,869
Abandonment and impairment	3,079	68,380	3,499
Derivative mark-to-market losses	3,538	980	232
Property holding costs	4,196	—	—
Loss on retirement of debt	—	—	7,067
Foreign exchange (gain)/loss	(2,995)	(2,587)	112
Interest expense	15,647	14,591	6,040
Interest and other income	(197)	(805)	(2,173)
Loss on sale of assets	304	575	—
Gain on sale of investments	—	(5,402)	(12,449)

Loss before minority interest	(853)	(134,482)	(31,358)
Minority interest	—	6,150	1,274

Net loss before income tax	(853)	(128,332)	(30,084)
Income tax/(expense)/benefit	17,372	9,029	(5,206)

Net income/(loss)	$16,519	$(119,303)	$(35,290)

OTHER COMPREHENSIVE INCOME/(LOSS)
Unrealized (gain)/loss on available-for-sale investments	113	(3,280)	3,192

Comprehensive income/(loss)	$16,632	$(122,583)	$(32,098)

Net income/(loss) per common share - basic	$0.070	$(0.506)	$(0.154)
Net income/(loss) per common share - diluted	$0.069	$(0.506)	$(0.154)
Weighted average shares outstanding (millions)	237.2	235.7	229.1

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in thousands of US dollars)

	For the years ended December 31,
	2009	2008 restated	2007 restated
OPERATING ACTIVITIES:
Net income/(loss)	$16,519	$(119,303)	$(35,290)
Reconciliation of net income/(loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	113,977	60,583	35,064
Amortization of loan acquisition cost	1,201	732	449
Abandonment and impairment	3,079	68,379	3,499
Gain on sale of equity investments	—	(5,402)	(12,449)
Loss on retirement of debt	—	—	7,067
Loss on sale of assets	304	575	—
Non-cash employee compensation	2,033	2,088	3,449
Future income tax expense/(benefit)	(19,127)	(9,029)	5,206
Reclamation expenditures	(1,985)	(1,163)	(872)
Fair value of derivatives	(1,838)	2,076	(561)
Accretion of convertible debt	6,624	6,198	1,606
Accretion of asset retirement obligations	2,165	778	1,062
Minority interests	—	(6,150)	(1,274)

	122,952	362	6,956

Changes in assets and liabilities:
Accounts receivable	(2,702)	4,060	(1,168)
Inventories	(4,327)	3,229	(11,645)
Deposits	(845)	—	—
Accounts payable and accrued liabilities	(10,848)	24,618	12,169
Other	385	(2,226)	358

Net cash provided by operating activities	104,615	30,043	6,670
INVESTING ACTIVITIES:
Expenditures on deferred exploration and development	(3,460)	(6,937)	(6,397)
Expenditures on mining properties	(32,839)	(42,830)	(36,877)
Expenditures on property, plant and equipment	(12,468)	(24,660)	(71,593)
Proceeds from sale of equity investment	—	7,104	13,124
Proceeds from the sale of assets	2	1,351	—
Change in payable on capital expenditures	(962)	(5,235)	(1,846)
Change in deposits on mine equipment and material	(54)	2,881	2,960
Other	445	(2,740)	(401)

Net cash used in investing activities	(49,336)	(71,066)	(101,030)
FINANCING ACTIVITIES:
Issuance of share capital, net of issue costs	73,489	6,238	84,225
Principal payments on debt	(28,856)	(17,816)	(13,480)
Proceeds from equipment financing facility and revolving debt facility	22,837	11,456	13,463
Retirement of convertible notes	—	—	(61,760)
Issuance of convertible debentures, net of issuance costs	—	—	120,558
Other	(2,219)	(1,051)	—

Net cash provided by/(used in) financing activities	65,251	(1,173)	143,006

Increase (decrease) in cash and cash equivalents	120,530	(42,196)	48,646
Cash and cash equivalents, beginning of period	33,558	75,754	27,108

Cash and cash equivalents end of period	$154,088	$33,558	$75,754

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COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa open-pit gold mines and also owns the Hwini-Butre and Benso properties through subsidiaries in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and South America. Golden Star has approximately 257 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding permitting and the mining at Prestea South; planned exploration activities and drilling, including exploration at Bogoso/Prestea, and Wassa/HBB; and in Sierra Leone, Côte d’Ivoire and Brazil; the ability to fund cash needs; optimization of throughput and recovery rates at the Bogoso sulfide processing plant; our 2010 production and cash operating cost estimates, capital expenditure estimates, our objectives for 2010; sources of and adequacy of cash to meet capital and other needs in 2010; and the ability to convert Mineral Resources into Mineral Reserves. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2009. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Cautionary Note to US Investors concerning estimates of Measured and Indicated Mineral Resources

This press release uses the terms “Measured Mineral Resources” and “Indicated Mineral Resources”. We advise US investors that while those terms are recognized and required by Canadian regulations, the US Securities and Exchange Commission does not recognize them. US Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will be converted into Mineral Reserves.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:
GOLDEN STAR RESOURCES LTD.	+1-800-553-8436
Bruce Higson-Smith, Vice President Corporate Development
Anne Hite, Investor Relations Manager

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